EXHIBIT 15.2

AWARENESS LETTER OF INDEPENDENT ACCOUNTANTS

February 11, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 10, 2003 on our review of interim financial information of Valeant Pharmaceuticals International (formerly ICN Pharmaceuticals, Inc.) (the “Company”) for the three and nine month periods ended September 30, 2003 and 2002 and included in the Company’s quarterly report on Form 10-Q/A for the quarter ended September 30, 2003 is incorporated by reference in its Registration Statements on Form S-8 (File Nos. 33-56971, 333-81383, 333-73098, 333-85572, 333-109877 and 333-109879) and on Form S-3 (File No. 333-10661, 333-67376, 333-88040 and 333-88042).

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California